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                                                                    Exhibit 10.4

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement") is effective as of the 1st day of March, 2005, by and among Teiber Lighting Products, Inc., a Delaware corporation (the "Company"), Craftmade International, Inc., a Delaware corporation ("Craftmade"), and Todd Teiber, an individual resident in Collin County ("Consultant").

                                    RECITALS

         WHEREAS, concurrently with the execution and delivery of this Agreement, Craftmade is acquiring all of the outstanding capital stock of Bill Teiber Co., Inc., a Texas corporation doing business as Teiber Lighting Products ("Teiber Lighting"), through a merger (the "Merger") of Teiber Lighting with and into the Company, pursuant to a Merger Agreement dated as of March 1, 2005 among Craftmade, the Company, Consultant, Edward Oberstein and Teiber Lighting (the "Merger Agreement").

         WHEREAS, the Company recognizes the knowledge and experience of Consultant and desires to secure the services of Consultant with respect to the operations of the Company; and

         WHEREAS, Consultant desires to perform such services for the Company, all on the terms and conditions as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Duties of Consultant.

         (a) Consultant shall, from time to time upon the request of the Company and subject to the terms hereof, render assistance, advice, and consultation to the Company concerning the conduct of the business of the Company (collectively, the "Services"). The Services shall include, but shall not be limited to, (i) providing design support services; (ii) the education and instruction of the Company's employees with the business as conducted by the Company; and (iii) investigation, analysis, and the preparation of recommendations and advice concerning purchasing, sales, marketing, organization, management, operations, and personnel issues of concern to the Company.

         (b) Consultant shall perform such duties in Coppell, Texas, or at such other place or places as Company may, from time to time, reasonably deem appropriate.

         (c) Consultant shall be available to perform services under this Agreement on such days during the Term (as defined below) as reasonably requested by the Company.



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         2. Compensation.

         (a) The Consultant will be paid an annual consulting fee of $100,000.00, which will be payable in equal monthly installments.

         (b) The Consultant will be paid royalties on certain future products absorbed into the Company's product offering, pursuant to Craftmade's normal royalty agreements.

         3. Independent Contractor Status.

         (a) The parties hereby terminate as of the effective date of this Agreement all prior relationships between them and hereby create the relationship of the Company and independent contractor. The parties (i) acknowledge and covenant that Consultant is an independent contractor and will act exclusively as an independent contractor and not as an employee of the Company or Craftmade in performing the duties assigned hereunder, and (ii) do not intend, and will not hold out that there exists, any partnership, joint venture, undertaking for a profit or other form of business venture or any employment relationship among the parties other than that of an independent contractor relationship.

         (b) The Consultant, as an independent contractor under this Agreement, is responsible for all employment taxes of any nature whether incurred as a result of the Consultant's services and remuneration paid hereunder or as a result of the employment of any other individuals by the Consultant (such employment taxes to be referred to herein as the "Taxes"). The Taxes include, but are not limited to, federal, state, provincial and local income, social security, self-employment and unemployment taxes.

         (c) With respect to the Taxes, the Company shall not treat the Consultant as an employee, and in no event shall the Company be liable to the Consultant or the Consultant's heirs, assigns, successors or legal representatives, nor any governmental agency, for the withholding or payment of any Taxes.

         (d) The Consultant shall release, hold harmless and indemnify Craftmade, the Company and their respective directors, officers, affiliates, employees and agents (collectively, the "Indemnitees"), from and against any and all obligations, losses, costs, claims, judgments, damages, attorneys' fees and expenses suffered or incurred by the Indemnitees arising out of or reasonably attributable to any claim related to or concerning the Taxes.

         (e) With regard to the Services rendered by Consultant hereunder, the Company and Craftmade shall not be liable to the Consultant nor to any third party who may claim any right due to the Consultant's relationship with the Company or with Craftmade, for any acts or omissions in the performance of the Services on the part of the Consultant or due to the Consultant's misconduct or negligence. The Consultant shall indemnify, defend and hold harmless the Indemnitees from and



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against any and all obligations, losses, costs, claims, judgments, damages, attorneys' fees and expenses suffered or incurred by the Indemnitees arising out of or attributable to such Services rendered by the Consultant.

         4. Term; Termination.

         (a) Subject to the provisions of this Section 4, the term (the "Term") of this Agreement shall initially be for the period beginning on the effective date of this Agreement (the "Effective Date") and ending on the third anniversary of the Effective Date (the "Initial Term"). After the Initial Term, the Agreement shall be extended for two additional one-year terms (the "First Additional Term" and the "Second Additional Term," respectively), unless the Consultant provides written notice of election not to renew at least 45 days before the commencement of the First Additional Term and the Second Additional Term, respectively.

         (b) This Agreement may be terminated immediately with the mutual written agreement of the Company, Craftmade and the Consultant. Upon termination of this Agreement pursuant to this provision, the Consultant shall be entitled to receive only such compensation payable through the effective date of termination, payable in full on the effective date of such termination of this Agreement.

         (c) Notwithstanding the preceding, the Company or Craftmade may terminate this Agreement for Cause with respect to the Consultant. Termination for "Cause" shall mean termination because of the Consultant's (A) death, (B) breach of this Agreement, (C) Disability (as defined below), (D) willful misconduct that causes material economic harm to the Company or Craftmade or that brings substantial discredit to the Company's or Craftmade's reputation,
(E) failure to follow directions of the Company that are consistent with the Consultant's duties under this Agreement, or (F) final, nonappealable conviction of a felony involving moral turpitude; provided, however, that subsections (D) or (E) shall not constitute Cause unless the Company or Craftmade notifies the Consultant thereof in writing, specifying in reasonable detail the basis therefor and stating that it is grounds for Cause, and unless Consultant fails to cure such matter within 10 days after such notice is sent or given under this Agreement.

         "Disability" shall exist if because of ill health, physical or mental disability or any other reason beyond his control, and notwithstanding reasonable accommodations made by the Company, Consultant shall have been unable or shall have failed to perform his services under this Agreement, as determined in good faith by the Company or Craftmade, for a period of 120 consecutive days, or, if in any 12-month period, Consultant shall have been unable or shall have failed to perform the Services for a period of 180 days, irrespective of whether or not such days are consecutive.

         5. Non-Disclosure.



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         (a) Confidential Information. Upon Consultant's execution of this
Agreement, the Company and Craftmade agree that they will immediately provide Consultant with specialized knowledge and training regarding the business in which the Company and Craftmade are involved, and will immediately provide Consultant with Confidential Information (as hereinafter defined) and trade secrets of the Company and Craftmade. The Company and Craftmade also agree to provide Consultant with Confidential Information on an on-going basis.

         Consultant understands and acknowledges that (a) such Confidential Information has been developed and/or acquired by the Company and Craftmade through the expenditure of substantial time, effort and money, (b) such Confidential Information gives the Company and Craftmade a competitive advantage over others who do not have this information, (c) the Company and Craftmade would be irreparably harmed if the Confidential Information were disclosed; (d) Craftmade has required that the Consultant make the covenants in this Section 5 as a condition to the Merger; and (e) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

         (b) Disclosure of Confidential Information and Return of Company Property. In exchange for the Company and Craftmade's promises to provide Consultant with specialized training and Confidential Information, Consultant agrees that he will hold all Confidential Information of the Company and Craftmade in trust for the Company and will not: (a) use the information for any purpose other than the benefit of the Company; or (b) disclose to any person or entity any Confidential Information of the Company or Craftmade except as necessary during Consultant's work with the Company to perform services on behalf of the Company.

         To execute and enforce the terms of this Section 5, Consultant covenants as follows:

                  (vi) During and following the Term, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except (A) with the specific prior written consent of the Company and Craftmade, (B) as necessary to carry out the Consultant's duties under this Agreement or (C) except as otherwise expressly permitted by the terms of this Agreement.

                  (vii) Any trade secrets of the Company and Craftmade will be entitled to all of the protections and benefits under applicable law. If any information that the Company and Craftmade deem to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Consultant hereby waives any requirement that the Company and Craftmade submit proof of the economic value of any trade secret or post a bond or other security.

                  (viii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a direct or indirect disclosure by the Consultant.



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                  (ix) The Consultant will not remove from the Company and
         Craftmade's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by the Company and Craftmade) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that, as between the Company, Craftmade and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company and Craftmade. Upon termination of this Agreement by either party, or upon the request of the Company and Craftmade during the Term, the Consultant will return to the Company and Craftmade all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

                  (x) Consultant will take reasonable steps to safeguard all Confidential Information and prevent its disclosure to unauthorized persons.

         (c) Disputes or Controversies. Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company and Craftmade, the Consultant, and its attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

         (d) Definitions. For purposes of this Agreement:

                  (i) "Confidential Information" means any and all:

                           (1) trade secrets concerning the business and affairs
                  of the Company, Craftmade, and their respective affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of applicable trade secret laws; and



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                           (2) information concerning the business and affairs
                  of the Company, Craftmade and their respective affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

                           (3) notes, analysis, compilations, studies,
                  summaries, and other material prepared by or for the Company, Craftmade, or their respective affiliates, containing or based, in whole or in part, on any information included in the foregoing.

                  (ii) "Person" includes any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         6. Non-Competition and Non-Interference.

         (a) Acknowledgements of the Consultant. The Consultant acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company and Craftmade's business is international in scope and their products are marketed throughout the world; (c) the Company and Craftmade compete with other businesses that are or could be located in any part of the world; (d) Craftmade has required that the Consultant make the covenants set forth in this
Section 6 as a condition to the Merger; and (e) the provisions of this Section 6 are reasonable and necessary to protect the Company's business.

         (b) Covenant Not to Compete. In order to protect the Company and Craftmade's Confidential Information, it is necessary to enter into the following restrictive covenant. Thus, except as set forth below, Consultant covenants that he will not, directly or indirectly:

                  (i) during the Term, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Consultant's name or any similar name to, lend Consultant's credit to or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services or activities of the Company, Craftmade or any affiliate of the Company or Craftmade ("Competing Business"), anywhere in the world; provided, however, that Consultant may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise involved in the business of the Company (but without otherwise participating in the activities of such enterprise), if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;



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                  (ii) during the Post-Agreement Period (as defined below),
         directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Consultant's name or any similar name to, lend Consultant's credit to or render services or advice to, any Competing Business in the market areas utilized by the Company, Craftmade or any affiliate of the Company or Craftmade on the last day this agreement remains in effect, which includes, but is not limited to, markets in the United States; provided, however, that Consultant may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise involved in the business of the Company (but without otherwise participating in the activities of such enterprise), if such securities are listed on any national or regional securities exchange or have been registered under
         Section 12(g) of the Securities Exchange Act of 1934;

                  (iii) whether for Consultant's own account or for the account of any other Person, at any time during the Term and the Post-Agreement Period, solicit business of the same or similar type and in the same market areas of that of the business being carried on by the Company, Craftmade or any affiliate of the Company or Craftmade, from any Person known by Consultant to be a customer of the Company, Craftmade or any affiliate of the Company or Craftmade, whether or not Consultant had personal contact with such Person during and by reason of Consultant's relationship with the Company;

                  (iv) whether for Consultant's own account or the account of any other Person (a) at any time during the Term and the Post-Agreement Period, solicit, employ, or otherwise engage as a consultant, independent contractor, or otherwise, any Person who is or was an employee of the Company, Craftmade or any affiliate of the Company or Craftmade at any time during the Term or in any manner induce or attempt to induce any employee of the Company, Craftmade or any affiliate of the Company or Craftmade to terminate his employment with the Company, Craftmade or any affiliate of the Company or Craftmade; or
         (b) at any time during the Term and the Post-Agreement Period, interfere with the Company's relationship with any Person, including any Person who at any time during the Term was an employee, agent, contractor, supplier, or customer of the Company, Craftmade or any affiliate of the Company or Craftmade; or

                  (v) at any time during the Term and the Post-Agreement Period, disparage the Company, Craftmade, or any of their respective interestholders, stockholders, managers, directors, officers, employees, or agents.

         Notwithstanding anything herein this Agreement, Consultant may during the Term and the Post-Term Period engage in the activities described in subsection 6(b)(i) and (ii) hereof for any Competing Business, provided that Consultant shall not directly or indirectly sell ceiling fan products that compete with the products listed on Exhibit "A" hereto, unless Craftmade expressly consents to such representation. Craftmade may revise Exhibit "A" from time to time, upon prior notice to



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Consultant. Consultant shall submit to Craftmade a list of companies it represents (attached hereto as Exhibit "B") and shall update the list at least quarterly.

         For purposes of this Section 6, the term "Post-Agreement Period" means two years after the Term.

         If any covenant in this Section 6 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Consultant.

         The period of time applicable to any covenant in this Section 6 with respect to Consultant will be extended by the duration of any violation by Consultant of such covenant.

         Consultant will, while the covenant under this Section 6 is in effect, give notice to the Company, within ten days after accepting any employment, of the identity of Consultant's employer. Craftmade or the Company may notify such employer that Consultant is bound by this Agreement and, at the Company's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

         7. Injunctive Relief and Additional Remedy. Consultant acknowledges that the injury that would be suffered by the Company and Craftmade as a result of a breach of the provisions of this Agreement (including any provision of Sections 5 and 6) would be irreparable and that an award of monetary damages to the Company or Craftmade for such a breach would be an inadequate remedy. Consequently, the Company and Craftmade will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company and Craftmade will not be obligated to post bond or other security in seeking such relief.

         8. Covenants of Sections 5 and 6 Are Essential and Independent Covenants. The covenants by Consultant in Sections 5 and 6 are essential elements of this Agreement, and without the Consultant's agreement to comply with such covenants, the Company and Craftmade would not have entered into this Agreement or the Merger Agreement or obtained the Services of the Consultant. The Company, Craftmade and Consultant have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company and Craftmade. Consultant's covenants in each of Section 5 and in Section 6 are independent covenants and the existence of any claim by Consultant against the Company or Craftmade under this Agreement or otherwise, will not excuse Consultant's breach of any covenant in Section 5 or Section 6. This Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Consultant in Sections 5 and 6.



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         9. Representations and Warranties by the Consultant. Consultant
represents and warrants to the Company and to Craftmade that the execution and delivery by Consultant of this Agreement do not, and the performance by Consultant of its obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Consultant; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Consultant is a party or by which Consultant is or may be bound.

         10. Obligations Contingent on Performance. The obligations of the Company and Craftmade hereunder, including the Company's obligation to pay the compensation provided for herein, are contingent upon Consultant's performance of its obligations hereunder.

         11. Amendment. This Agreement may be amended only by a writing signed by all parties.

         12. Waiver. A waiver of any clause of this Agreement by either party shall not be construed as a waiver of any other clause. Neither the failure nor any delay on the party of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles.

         14. Successors and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and upon their respective successors-in-interest and assigns. It is agreed that the Company may assign this Agreement to a subsidiary of the Company or Craftmade (or a subsidiary of any affiliate of the Craftmade which is directly or indirectly in a line of corporate ownership with the Craftmade) now in or hereinafter to come into existence. If such assignment is made, Consultant agrees to substitute assignee for the Company and assignee shall succeed to all the rights and privileges of the Company under this Agreement, provided that no such assignment shall relieve the Company of its obligations hereunder.

         15. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, Dallas Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.



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         16. Severability. If any portion or portions of this Agreement shall, for any reason, be declared by a court of competent jurisdiction to be invalid or unenforceable, the remaining portion or portions of this Agreement shall remain valid and enforceable and shall be carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

         17. Notices. All notices and other communications hereunder must be delivered in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registered fees prepaid, and addressed as follows:

                  If to the Company:

                           Teiber Lighting Products, Inc.
                           650 South Royal Lane
                           Suite 100
                           P.O. Box #1037
                           Coppell, Texas 75019-1037
                           Attention: Brad D. Heimann

                  If to Craftmade:

                           Craftmade International, Inc.
                           650 South Royal Lane, Suite 100
                           Coppell, Texas  75019
                           Attention:  Brad D. Heimann

                  If to Consultant:

                           Todd Teiber
                           2055 Luna Road, Suite 156
                           Carrollton, TX 75006

         18. Entire Agreement. This Agreement embodies the entire understanding among the parties hereto respecting the subject matter hereof and no change, alteration or modification may be made except in writing signed by both parties hereto.

         19. Legal Fees. If any legal action is brought by either of the parties hereto, it is expressly agreed that the party in whose favor final judgment shall be entered shall be entitled to recover from the other party reasonable attorney's fees in addition to any other relief which may be awarded, including attorneys fees on appeal.



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         20. Construction. The parties understand and acknowledge that they have each been represented by (or have had the opportunity to be represented by) counsel in connection with the preparation, execution and delivery of this Agreement. This Agreement shall not be construed against any party for having drafted it.

         21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same Agreement.


                                      *****



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.


                                    TEIBER LIGHTING PRODUCTS, INC.



                                    By:     /s/ James R. Ridings
                                       -----------------------------------------
                                    Name:  James R. Ridings
                                    Title: Chairman of the Board, President and
                                           Chief Executive Officer


                                    CRAFTMADE INTERNATIONAL, INC.



                                    By:      /s/ James R. Ridings
                                       -----------------------------------------
                                    Name:  James R. Ridings
                                    Title: Chairman of the Board, President and
                                           Chief Executive Officer




                                    /s/ Todd Teiber
                                    --------------------------------------------
                                    Todd Teiber

                                    EXHIBIT A

                                LIST OF PRODUCTS


                             CRAFTMADE CEILING FANS

                              CRAFTMADE LIGHT KITS

                              CRAFTMADE ACCESSORIES

                        CRAFTMADE UNDER-CABINET LIGHTING

                             ACCOLADE BATH LIGHTING

                            ACCOLADE OUTDOOR LIGHTING

                                 ACCOLADE LAMPS

                                   FLUSHMOUNTS

                               TEIBER LIGHT BULBS

                                   LIGHT BULBS

                                   DOOR CHIMES

                              VENTILATION PRODUCTS

                                 SMOKE DETECTORS

                             TEIBER OUTDOOR LIGHTING



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                                    EXHIBIT B

                   LIST OF COMPANIES REPRESENTED BY CONSULTANT


                        AMERICAN FLUORESCENT CORPORATION

                             CRAFTMADE INTERNATIONAL

                                HINKLEY LIGHTING

                                 KALCO LIGHTING

                           SEA GULL LIGHTING PRODUCTS

                            TEIBER LIGHTING PRODUCTS

                             WEINSTOCK LAMP COMPANY

                                  DOLAN DESIGNS